Exhibit 99.1

       W-H Energy Services Announces First Quarter 2006 Results

    HOUSTON--(BUSINESS WIRE)--April 27, 2006--W-H Energy Services, Inc. (NYSE:WHQ) announced first quarter net income of $23.5 million or $0.78 per share as compared to the $8.7 million or $0.30 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $16.2 million or $0.55 per share. Driving the sequential gain in quarterly earnings was greater utilization across all of the Company's service lines.
    The Company projects that earnings per share will range from $0.70 to $0.75 for the quarter ending June 30, 2006. This guidance reflects the seasonal slowdown in the Company's Canadian operations and somewhat softer utilization that has been experienced thus far in the second quarter.
    Revenues for the first quarter of $201.8 million were 42 percent higher than the first quarter of 2005 and were 16 percent higher than the preceding quarter. Domestic revenues increased 43 percent as compared to the first quarter of last year and were 18 percent higher than the preceding quarter. International revenues also increased 34 percent as compared to the first quarter of last year and were 6 percent higher than the preceding quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $129.1 million in the first quarter, 41 percent higher than the comparable period in the prior year and 16 percent higher than the preceding quarter. Operating income of $25.0 million was more than triple that posted in the comparable period in the prior year and 42 percent higher than the preceding quarter.

    Completion and workover

    First quarter revenues in the completion and workover segment were $72.8 million, 44 percent higher than the comparable period in the prior year and 17 percent higher than the preceding quarter. Operating income of $19.4 million recorded in the first quarter was 61 percent higher than the comparable period in the prior year and was 26 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                                 Three Months Ended      Three Months
                                      March 31,             Ended
                              -------------------------
                                                         December 31,
                                 2006         2005          2005
                              ------------ ------------ -------------

Revenues                         $201,809     $142,423      $173,301

Costs and Expenses:
    Cost of revenues              108,051       80,993        96,479
    Selling, general and
     administrative                34,480       25,893        28,680
    Research and development        3,844        4,738         3,651
    Depreciation and
     amortization                  15,044       13,771        14,507
                              ------------ ------------ -------------
        Total costs and
         expenses                 161,419      125,395       143,317

        Operating income           40,390       17,028        29,984

Other (income) expenses:
    Interest expense, net           2,175        2,247         2,619
    Other (income) expense,
     net                               19          130           (77)
                              ------------ ------------ -------------
        Income before income
         taxes                     38,196       14,651        27,442

Provision for income taxes         14,741        5,968        11,241
                              ------------ ------------ -------------
        Net income                $23,455       $8,683       $16,201
                              ============ ============ =============

Earnings per common share:
    Basic                           $0.81        $0.31         $0.57
    Diluted                         $0.78        $0.30         $0.55

Weighted average shares
 outstanding:
    Basic                      29,125,147   27,809,451    28,586,498
    Diluted                    30,162,139   28,712,925    29,591,092


                       W-H ENERGY SERVICES, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                March 31, 2006     December 31, 2005
                              ------------------- -------------------
                                  (Unaudited)
Assets:
    Cash and cash equivalents            $10,875              $9,914
    Accounts receivable, net             168,923             152,348
    Inventory                             61,687              55,142
    Other current assets                  16,834              16,774
                              ------------------- -------------------
        Total current
         assets                          258,319             234,178

    Property and equipment,
     net                                 273,786             257,286
    Other assets                         132,526             131,311
                              ------------------- -------------------
        Total assets                    $664,631            $622,775
                              =================== ===================


Liabilities and Shareholders'
 Equity:
    Accounts payable and
     accrued liabilities                 $90,465             $74,093
                              ------------------- -------------------
        Total current
         liabilities                      90,465              74,093

    Long-term debt (1)                   150,000             165,000
    Other liabilities                     45,044              44,732
                              ------------------- -------------------
        Total liabilities                285,509             283,825

    Shareholders' equity                 379,122             338,950
                              ------------------- -------------------
        Total liabilities
         and shareholders'
         equity                         $664,631            $622,775
                              =================== ===================

(1) As of March 31, 2006, there was approximately $217.1 million available under the Company's revolving credit facility.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                                 Three Months Ended      Three Months
                                      March 31,             Ended
                              --------------------------
                                                         December 31,
                                 2006          2005         2005
                              ------------ ------------- ------------
SEGMENTED INFORMATION:
    Revenue:
        Drilling                 $129,050       $91,798     $111,200
        Completion and
         workover                  72,759        50,625       62,101
                              ------------ ------------- ------------
            Total revenue        $201,809      $142,423     $173,301
                              ============ ============= ============

    Depreciation and
     amortization:
        Drilling                   $9,443        $8,881       $9,218
        Completion and
         workover                   5,521         4,824        5,228
        Corporate                      80            66           61
                              ------------ ------------- ------------
            Total
             depreciation and
             amortization         $15,044       $13,771      $14,507
                              ============ ============= ============

    Operating income:
        Drilling                  $24,961        $7,826      $17,577
        Completion and
         workover                  19,351        12,052       15,304
        Corporate                  (3,922)       (2,850)      (2,897)
                              ------------ ------------- ------------
            Total operating
             income               $40,390       $17,028      $29,984
                              ============ ============= ============

    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071